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                                                                   EXHIBIT 3.1.3




                  CERTIFICATE OF CORRECTION FILED TO CORRECT
                    A CERTAIN ERROR IN THE CERTIFICATE OF
               AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF
                      CORRECTIONAL SERVICES CORPORATION
               FILED IN THE OFFICE OF THE SECRETARY OF STATE OF
                          DELAWARE ON AUGUST 1, 1996




        Correctional Services Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

        DOES HEREBY CERTIFY:

        1. The name of the corporation is Correctional Services Corporation. The name under which the Corporation was incorporated is Esmor Correctional Services, Inc.

        2. A Certificate of Amendment to Certificate of Incorporation was filed by the Secretary of State of Delaware on August 1, 1996 and said Certificate requires correction as permitted by Section 103 of The General Corporation Law of the State of Delaware.

        3. The inaccuracy of defect of said Certificate to be corrected is as follows:

        The description of the Preferred Stock set forth in Article FOURTH was incorrectly set forth.

        Article FOURTH is corrected to read in its entirety as follows:

        "The total number of shares of stock which the corporation shall have authority to issue is Thirty-One Million (31,000,000) consisting of Thirty Million (30,000,000) shares of Common Stock, all of a par value of One Cent ($.01) each, and One Million (1,000,000) shares of Preferred Stock, all of a par value of One Cent ($.01) each.

        The Preferred Stock may be issued from time to time in series. The shares of each series shall be subject not only to the provisions of this Article FOURTH, which is


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applicable to all series of preferred shares, but also to the additional provisions with respect to such series as are fixed from time to time by the Board of Directors. The Board of Directors is hereby authorized and required to fix, in the manner and to the fullest extent provided and permitted by law, all provisions of the shares of each series of Preferred Stock not otherwise set forth in this Certificate, including, but not limited to:

                1. Designation of Series-Number of Shares. The distinctive designation of each series and the number of shares constituting such series, which number may be increased (except where otherwise provided by the Board of Directors in its resolution creating such series) or decreased (but not below the number of shares thereof then outstanding) from time to time by resolution of the Board of Directors;

                2. Dividend Rates and Rights. The annual rate and frequency of payment of dividends payable on the shares of all series and the dividend rights applicable thereto, including, in the event of Cumulative Preferred Stock, the date from which dividends shall be cumulative on all shares of any series issued prior to the record date for the first dividend on shares of such series;

                3. Redemption. The rights, if any, of the corporation to redeem; the terms and conditions of redemption; and the redemption price or prices, if any, for the shares of each, any, or all series;

                4. Sinking Fund. The obligation, if any, of the corporation to maintain a sinking fund for the periodic redemption of shares of any series and to apply the sinking fund to the redemption of such shares;

                5. Voluntary Liquidation Preferences. The amount payable on shares of each series in the event of any voluntary liquidation, dissolution, or winding up of the affairs of the corporation;

                6. Conversion Rights. The rights, if any, of the holders of shares of each series to convert such shares into the corporation's Common Stock and the terms and conditions of such conversion; and

                7. Voting Rights. The voting rights, if any, of the holders of the shares of each series, and any other preferences, and relative, participating, optional, or other special rights, and any qualifications, limitations, or restrictions thereof."







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        IN WITNESS WHEREOF, we have signed this certificate this 12th day of
August, 1996.




                                        /s/ James F. Slattery
                                        -------------------------------
                                        James F. Slattery, President



                                        /s/ Aaron Speisman
                                        -------------------------------
                                        Aaron Speisman, Secretary























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